Exhibit 5.1

Joseph Stone Capital, LLC

200 Old Country Rd, Suite 610

Mineola, NY 11501

[ ] 2019

Dear Sirs

Baikang Biological Group Holdings Limited (the “Company”)

We have acted as British Virgin Islands (“BVI”) counsel to the Company, a BVI business company incorporated in the BVI, and have been requested to provide this legal opinion in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, as originally filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) on May 24, 2019 (Registration No. 333-231768) (the “Registration Statement”), in respect of up to 2,400,000 Common Shares with a nominal or par value of US$0.001 per share in the capital of the Company (the “Shares”) to be issued by the Company in connection with the initial public offering of the Company’s shares.

We are Attorneys-at-Law in the BVI and express no opinion as to any laws other than the laws of the BVI in force and as interpreted at the date hereof.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	A copy of the Registration Statement;

1.2	A copy of the certificate of incumbency issued by Vistra (BVI) Limited on [ ];

1.3	A copy of the statutory registers of directors and officers, members, mortgages and charges of the Company as maintained at its registered office in the BVI, certified as true by Vistra (BVI) Limited on [ ];

1.4	Certificate of Good Standing in respect of the Company issued by the Registrar of Corporate Affairs in the BVI (the “Registrar”) dated [ ];

1.5	A copy of the written resolutions of the board of directors of the Company dated [ ] (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the BVI;

1.6	A copy of the amended and restated Memorandum and Articles of Association of the Company to be filed with the Registrar (“A&R Memorandum and Articles”);

1.7	The information revealed by our search of the Company's public records on file and available for public inspection at the British Virgin Islands' Registry of Corporate Affairs' (the "Registry of Corporate Affairs") at the time of our search on [ ] (the "Company Search") including:

(a)	A copy of the Memorandum and Articles of Association of the Company as registered and filed with the Registrar on 4 July 2017 pursuant to company search on [ ] (“Pre-IPO M&A”);

(b)	A copy of the Company’s certificate of incorporation issued by the Registrar on [ ];

1.8	The information revealed by our search of the Company's records of proceedings on file with and available for inspection at the British Virgin Islands High Court Registry at the time of our search on [ ];

1.9	A copy of the final form of underwriting agreement (the “Underwriting Agreement”) between Joseph Stone Capital, LLC (the “Underwriter”) and the Company setting out the terms upon which the Underwriter would provide services to the Company;

1.10	A copy of the final form of the escrow agreement (the “Escrow Agreement”) among (i) the Company, (ii) the Underwriter and (iii) Continental Stock Transfer & Trust Company (the “Escrow Agent”) the Company setting out the terms upon which the Escrow Agent would provide services to the Company and the Underwriter; and

1.11	A copy of the final form of warrant to purchase Shares (the “Underwriter’s Warrant Agreement”, together with the Underwriting Agreement and the Escrow Deposit Agreement, the “Documents”) to be made between the Company to the Underwriter.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion. In giving this opinion we have relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.2	The Documents will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands);

2.3	All relevant parties under all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands), will have the capacity, power, authority and legal right to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents;

2.4	The Documents will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws, excluding the laws of the British Virgin Islands (other than, with respect to the Company, the laws of the British Virgin Islands);

2.5	All signatures, initials and seals are genuine;

2.6	There is nothing under any law (other than the laws of the BVI) which would or might affect the opinions expressed herein;

2.7	That the Company will have absolute and unencumbered legal and beneficial title to all assets, rights and property that are to be charged, mortgaged or assigned or otherwise dealt with by the Company by the Documents, subject only to the encumbrances created by the Documents;

2.8	The Shares to be offered and issued by the Company pursuant to the Registration Statement will be issued by the Company against payment in full, in accordance with Registration Statement and be duly registered in the Company’s register of members;

2.9	The A&R Memorandum and Articles remain in full force and effect and are unamended;

2.10	The Resolutions and the Shareholder Resolutions were duly passed in the manner prescribed in the Pre-IPO-M&A and the resolutions contained in the Resolutions and the Shareholder Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

2.11	The Documents have not been amended, varied, supplemented or terminated since their execution;

2.12	All authorisations, approvals, consents, licences and exemptions required by and all filings and other requirements of each of the parties to the Documents other than under the laws of the British Virgin Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

2.13	There are no provisions of the laws of any jurisdiction outside the British Virgin Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under any of the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the British Virgin Islands, its performance will not be illegal by virtue of the laws of that jurisdiction;

2.14	The authorized shares of the Company as set out in the A&R Memorandum and Articles has not been amended;

2.15	The shareholders of the Company have not restricted or limited the power of the directors in any way;

2.16	The minute book and corporate records of the Company as maintained at its registered office in the BVI are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be; and

2.17	There is no contractual or other prohibition (other than as arising under BVI law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated under the Business Companies Act, 2004 of the BVI, validly exists as a BVI business company limited by shares in the BVI and is in good standing.

3.2	The Company is a separate legal entity and possesses the capacity to sue and be sued in its own name.

3.3	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement and the Underwriter’s Warrant Agreement has been authorized by all necessary corporate action on the part of the Company.

3.4	When issued in the manner described in the Registration Statement and the Underwriter’s Warrant Agreement, as the case may be, and in accordance with the resolutions adopted by the board of directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

3.5	The statements in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

3.6	The Underwriting Agreement, the Escrow Deposit Agreement and the Underwriter’s Warrant Agreement have each been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, (b) as enforceability of any indemnification or contribution provisions may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; and

3.7	The execution, delivery and performance of the Underwriting Agreement, the Escrow Deposit Agreement, and the Underwriter’s Warrant Agreement, and compliance by the Company with the terms and provisions thereof and the consummation of the transactions contemplated thereby, and the issuance and sale of the Shares, the Underwriter’s Warrant Agreement and, when the Underwriter’s Warrant Agreement is exercised in accordance with its terms, the Shares underlying the Underwriters’ Warrant Agreement, do not and will not, whether with or without the giving of notice or the lapse of time or both, (a) violate, conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, or result in the creation or modification of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to the terms of, any mortgage, deed of trust, note, indenture, loan, contract, commitment or other agreement or instrument filed or incorporated by reference as an exhibit to the Registration Statement, or (b) violate any BVI law, statute, rule, regulation, recorded judgment, notified order or notified decree applicable to the Company.

3.8	To our knowledge, there are not (1) any pending or threatened legal proceedings to which the Company is a party or of which the Company’s property is the subject, or (2) any proceedings pending by any BVI governmental entity, in each case, which are required to be disclosed in the Registration Statement and were not so disclosed.

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	The term “enforceable” as used in this opinion means that the obligation to be assumed is of a type which the Courts of the British Virgin Islands enforce. It does not mean that those obligations would be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) would be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) would be subject to statutory limitation of the time within which proceedings may be brought; (c) would be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands Court, whether or not it was applying the laws of the State of Florida, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a British Virgin Islands Court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands Court has inherent discretion to stay or allow proceedings in the British Virgin Islands Courts

4.4	We offer no opinion:

(a)	as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transaction envisaged therein would achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents; or

(b)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents would result in the breach of or infringe any other agreement, deed or document.

4.5	Any provision of the Documents purporting to impose obligations on or grant rights to a person who is not party to the Documents (a “third party”) may not be enforceable by or against that third party.

4.6	Depending on the nature of the illegality, invalidity or unenforceability in question, a provision providing for the severability of a provision held to be void, illegal or unenforceable might not be effective.

4.7	The effectiveness of provisions exculpating a party from a liability or a duty otherwise owed may be limited by law and any provisions of the Documents limiting or excluding the parties’ liability for acts or omissions may be subject to review by the Court.

4.8	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.9	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid and returns made to the Registry of Corporate Affairs within the time frame prescribed by law.

4.10	The words "to our knowledge" as used herein signify that, in the course of our review and analysis for the purpose of rendering this opinion letter, no information has come to our attention that has given us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the reports, records, documents, certificates, instruments and information on which we have relied are not accurate and complete. Except as otherwise stated herein, we have not undertaken any independent investigation or verification of such matters. The words "our knowledge" and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have worked on the matters to which this opinion letter relates.

4.11	This opinion is provided solely for your benefit and use and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no person other than the Company is entitled to rely on this opinion.

Yours faithfully

Campbells